 As filed with the Securities and Exchange Commission on July 3, 2008

                                                                           Registration Statement No. 333 -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOP SHIPS INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

TOP Ships Inc. 1 Vas. Sofias & Meg. Alexandrou Street 151 24, Maroussi Athens, Greece (011) (30) 210 8128199 (Name, address and telephone number of Registrant’s principal executive office)	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.[X]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value $0.01 per share	7,268,692	$49,863,227 (1)	$1,960(2)
Total	7,268,692	$49,863,227	$1,960

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sales prices on the Nasdaq Global Select Market on June 27, 2008 of the Common Shares of the Registrant.

(2)	Determined in accordance with Section 6(b) of the Securities Act to be $1,960, which is equal to 0.00003930 multiplied by the proposed maximum aggregate offering price of $49,863,227.

    The Registrants hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion dated July 3, 2008

Up to 7,268,692 Common Shares

TOP Ships Inc.

Through this prospectus, the selling securityholders are offering up to 7,268,692 common shares.

This prospectus relates to the proposed sale from time to time by certain holders listed below under the section entitled “Selling Shareholders” of up to 7,268,692 common shares of TOP SHIPS INC.  The selling shareholders may sell any or all of their TOP SHIPS INC. common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.   Information on these selling shareholders and the times and manner in which they may offer and sell TOP SHIPS INC. common shares is described under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus.  We are not selling any TOP SHIPS INC. common shares under this prospectus and will not receive any of the proceeds from the sale of these TOP SHIPS INC. common shares by the selling shareholders.

Our common stock is listed on the Nasdaq Global Select Market, under the symbol “TOPS.”  On July 2, 2008, the last reported sale price of our common stock was $6.00 per share.

Investing in our securities involves significant risks.  See the section titled “Risk Factors” beginning on page 8 of this prospectus.  You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

_________________

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers as set forth in the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 3, 2008

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	8
FORWARD LOOKING STATEMENTS	21
PER SHARE MARKET PRICE INFORMATION	22
USE OF PROCEEDS	23
CAPITALIZATION	24
ENFORCEMENT OF CIVIL LIABILITIES	25
TAXATION	26
DESCRIPTION OF CAPITAL STOCK	34
SELLING SHAREHOLDERS	37
PLAN OF DISTRIBUTION	38
EXPENSES	40
LEGAL MATTERS	40
EXPERTS	40
WHERE YOU CAN FIND ADDITIONAL INFORMATION	40

i

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to TOP SHIPS INC. and all of its subsidiaries, and “TOP SHIPS INC.” refers only to TOP SHIPS INC. and not to its subsidiaries.

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission.  You should read carefully both this prospectus and the additional information described below.

This prospectus is part of a registration statement that we filed with the Commission utilizing a shelf registration process.  Under this shelf registration process, the selling securityholders may sell, from time to time, shares of our common stock.  This prospectus provides you with a general description of shares of our common stock.  When the selling securityholders sell the shares of our common stock registered under the registration statement of which this prospectus is part, we may provide a prospectus supplement that will contain specific information about the terms of shares of our common stock offered, and about their offering.  A prospectus supplement may also add, supplement, update or change information in this prospectus.

In addition, this prospectus does not contain all the information provided in the registration statement that we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

ii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus.  As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into the prospectus.

We use the term deadweight, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are a provider of international seaborne transportation services, carrying petroleum product, crude oil for the oil industry and drybulk commodities for the steel, electric utility, construction and agri-food industries.  As of July 2, 2008, our fleet consisted of 21 vessels (including 10 tankers sold and leased-back), comprised of 8 double-hull Handymax product tankers, 8 double-hull Suezmax tankers and 5 drybulk vessels, with a total cargo carrying capacity of approximately 2.2 million dwt.  We have entered into agreements to sell five of our Suezmax tankers.  One of these vessels, the M/T Stormless, was delivered on June 26, 2008, and we expect to deliver the remaining four vessels to their purchasers between July and August 2008.  We actively manage the deployment of our fleet between spot market voyage charters, which generally last from several days to several weeks, and time charters, which can last up to several years.  88% of our fleet by dwt were sister ships, which enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. Sister ships also increase our operating efficiencies because technical knowledge can be applied to all vessels in a series and create cost efficiencies and economies of scale when ordering spare parts, supplying and crewing these vessels.

Our financial strategy is focused on maintaining a targeted level of leverage and distributing a portion of our annual net income as dividends to our shareholders. Our business strategy is focused on building and maintaining enduring relationships with participants in the international shipping industry, including leading charterers, oil companies, oil traders, brokers, suppliers, classification societies, insurers and others. We seek to continue to create long-term value principally by acquiring and operating high quality double-hull, refined petroleum products and crude oil tankers. Consistent with this strategy, our tankers enable us to serve customers in the crude oil and refined petroleum products sectors of the tanker industry. Depending on market opportunities, we may also seek to expand into other sectors of the shipping industry.

We believe we have established a reputation in the international ocean transport industry for operating and maintaining our fleet with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets and who have strong ties to a number of national, regional and international oil companies, charterers and traders.

TOP Tanker Management, Inc., or TOP Tanker Management, our wholly-owned subsidiary, is responsible for the chartering, operational and technical management of our current fleet. TOP Tanker Management subcontracts the technical management of our fleet to other reputable independent third party technical management companies.

Our Fleet

The following table presents the Company’s fleet list and employment as of July 2, 2008:

	Dwt	Year Built E	Charter Type	ExpiryF		Daily Base Rate		Profit Sharing Above Base Rate (2008)
8 Suezmax Tankers
TimelessB	154,970	1991	Spot
FlawlessB	154,970	1991	Spot
StoplessB	154,970	1991	Time Charter	Q3/2008		$35,000		50% thereafter
PricelessB	154,970	1991	Spot
EndlessD, H	135,915	1992	Time Charter	Q3/2008	C	$36,500		None
LimitlessD, H	136,055	1993	Spot
Ellen PD, H.	146,286	1996	Time Charter	Q2/2009		$44,500		None
EdgelessD, H	147,048	1994	Spot

8 Handymax Tankers
SovereignA	47,084	1992	Spot
RelentlessA	47,084	1992	Time Charter	Q3/2009		$14,000		50% thereafter
VanguardB	47,084	1992	Time Charter	Q1/2010		$15,250		50% thereafter
SpotlessB	47,094	1991	Time Charter	Q1/2010		$15,250		50% thereafter
DoubtlessB	47,076	1991	Time Charter	Q1/2010		$15,250		50% thereafter
FaithfulB	45,720	1992	Time Charter	Q2/2010		$14,500		100% first $500 + 50% thereafter
DauntlessD	46,168	1999	Time Charter	Q1/2010		$16,250		100% first $1,000 + 50% thereafter
Ioannis PD.	46,346	2003	Time Charter	Q4/2010		$18,000		100% first $1,000 + 50% thereafter
6 Newbuilding Product Tankers
Hull S-1025	50,000	2009	Bareboat Charter	Q1-2/2019		$14,400		None
Hull S-1026	50,000	2009	Bareboat Charter	Q1-2/2019		$14,550		None
Hull S-1027	50,000	2009	Bareboat Charter	Q1-2/2016		$14,300		None
Hull S-1029	50,000	2009	Bareboat Charter	Q1-2/2016		$14,300		None
Hull S-1031	50,000	2009	Bareboat Charter	Q1-2/2019		$14,550		None
Hull S-1033	50,000	2009	Bareboat Charter	Q1-2/2019		$14,550		None

Total Tanker dwt	1,858,840

5 Drybulk Vessels
CycladesD	75,681	2000	Time Charter	Q2/2011		$50,860		None
AmalfiD	45,526	2000	Time Charter	Q1/2009		$22,000		None
Voc GallantD	51,200	2002	Bareboat Charter	Q2/2012		$25,650	G	None
PepitoD	75,928	2001	Time Charter	Q2/2013		$38,950		None
AstraleD	75,933	2000	Time Charter	Q2/2009		$67,500		None

Total Drybulk dwt	324,268

TOTAL DWT	2,183,108

A.	Vessels sold and leased back in August and September 2005 for a period of 7 years.
B.	Vessels sold and leased back in March 2006 for a period of 5 years.
C.	Charterers have option to extend contract for an additional four-year period.
D.	Owned vessels.
E.	Year of delivery for the newbuilding product tankers.
F.	For the newbuilding product tankers, the expected expiry is inserted.
G.	From May/June 2009 until May/June 2012, the daily base rate will be $24,000.
H.	The Company has entered into an agreement to sell this vessel. Delivery of the vessel to its purchasers is expected between July and August 2008.

Corporate Structure

Our predecessor, Ocean Holdings Inc. was formed in January 2000, under the laws of Marshall Islands and renamed to TOP TANKERS INC. in May 2004.  In December 2007, TOP TANKERS INC. was renamed to TOP SHIPS INC. and our common stock is currently listed on the Nasdaq Global Select Market, under the symbol “TOPS”.

We own our vessels through separate wholly-owned subsidiaries incorporated in various jurisdictions.  Our wholly-owned subsidiary, TOP Tanker Management, acts as a manager for our current fleet, providing services such as managing day-to-day vessel operations including supervising the crewing, supplying, maintaining, and drydocking of vessels, as well as providing commercial management services regarding identifying suitable vessel charter opportunities and monitoring the performance of our third-party technical management subcontractors.

The current address of our principal executive office is 1 Vas. Sofias & Meg., Alexandrou Street, 151 24, Maroussi, Athens, Greece.  The telephone number of our registered office is + 30 210 8128000.

The Securities We Are Registering

We are using this prospectus to register up to 7,268,692 common shares, par value $ 0.01 per share, to be sold by the selling shareholders listed herein.

The Offering

The summary below describes the principal terms of the securities being offered hereunder.  Certain of the terms and conditions described below are subject to important limitations and exceptions.

Common Shares offered by selling shareholders	Up to 7,268,692 common shares.

Common Shares to be outstanding immediately after this offering	27,974,072 Common Shares

Use of proceeds	We are not selling any TOP SHIPS INC. common shares under this prospectus and will not receive any of the proceeds from the sale of these TOP SHIPS INC. common shares by the selling shareholders.

U.S. Federal Income Tax Considerations
See “Taxation — U.S. Federal Income Tax Considerations” for a general summary of the U.S. federal income taxation of the ownership and disposition of our common shares.  Holders are urged to consult their respective tax advisers with respect to the application of the U.S. federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of our common shares arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

Trading Symbol for our Common Stock	Our common shares are traded on the Nasdaq Global Select Market under the symbol “TOPS.”
Risk Factors
Investing in the common shares involves substantial risks.  In evaluating an investment in the common shares, prospective investors should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under “Risk Factors” beginning on page 8 for risks involved with an investment in the common shares.

Recent Developments

       On June 26, 2008, the Company announced that it has entered into an agreement to sell five double-hull Suezmax tankers built between 1992 and 1996 for an aggregate sale price of $240 million.  The five vessels are Endless, Limitless, Stormless, Ellen P and Edgeless.  One of these vessels, the M/T Stormless, was delivered on June 26, 2008, and the Company expects to deliver the remaining four vessels to their purchasers between July and August 2008.  The Company intends to apply the net proceeds of the sales to acquisitions and general corporate purposes.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

       The following tables set forth summary consolidated financial data and other operating data of TOP SHIPS INC. as of and for each of the three years ended December 31, 2005, 2006 and 2007.  This data was derived from our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2007, which is incorporated by reference herein.  The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and notes thereto which are set forth in such annual report on Form 20-F.

	Year Ended December 31,

Dollars in thousands, except per share data and average daily results	2005 (as adjusted) (1)	2006 (as adjusted) (1)	2007
INCOME STATEMENT DATA
Revenues	$244,215	$310,043	$252,259
Voyage expenses	36,889	55,351	59,414
Charter hire expense	7,206	96,302	94,118
Amortization of deferred gain on sale and leaseback of vessels	(837)	(8,110)	(15,610)
Other vessel operating expenses	47,315	66,082	67,914
Dry-docking costs(1)	10,478	39,333	25,094
General and administrative expenses(2)	23,818	23,016	24,824
Foreign currency (gains) losses, net	(68)	255	176
Gain on sale of vessels(3)	(10,831)	(12,667)	(1,961)
Depreciation	47,055	35,266	27,408

Total operating expenses(1), (3)	161,025	294,828	281,377
Operating income (loss) (1), (3)	83,190	15,215	(29,118)
Interest and finance costs	(21,675)	(26,442)	(18,318)
Fair value change of financial instruments	1,498	(2,733)	(4,904)
Interest income	1,774	3,022	3,248
Other income (expense), net	134	(67)	16

Net income (loss) (1), (3)	$64,921	$(11,005)	$(49,076)
Earnings (loss) per share, basic and diluted(4)	$6.97	$(1.16)	$(4.09)
Weighted average common shares outstanding, basic(4)	9,308,923	10,183,424	11,986,857
Weighted average common shares outstanding, diluted(4)	9,310,670	10,183,424	11,986,857

Dividends declared per share(4)	$2.64	$23.13	-

Dollars in thousands, except per share data and average daily results	2005 (as adjusted) (1)	2006 (as adjusted) (1)	2007
BALANCE SHEET DATA, at end of period
Current assets	$67,574	$72,799	$102,161
Total assets(1)	970,386	490,885	776,019
Current liabilities, including current portion of long-term debt(1)	76,143	45,416	153,290
Total long-term debt, including current portion	564,103	218,052	438,884
Stockholders' equity(1)	359,147	161,198	211,408

FLEET DATA
Total number of vessels at end of period	27.0	24.0	23.0
Average number of vessels(5)	21.7	26.7	22.4
Total voyage days for fleet(6)	7,436	8,634	7,032
Total time charter days for fleet	5,567	6,223	4,720
Total spot market days for fleet	1,869	2,411	2,312
Total calendar days for fleet(7)	7,905	9,747	8,176
Fleet utilization(8)	94.1%	88.6%	86.0%

AVERAGE DAILY RESULTS
Time charter equivalent(9)	$27,881	$29,499	$27,424
Other vessel operating expenses(10)	5,985	6,780	8,307
General and administrative expenses(4)	3,013	2,361	3,036

(1)
 The Company has historically accounted for dry-docking costs that qualified as “Planned Major Maintenance Activities” (“PMMA”) using the deferral method. Beginning with the fourth quarter of 2007, the Company changed its accounting policy for PMMA from the deferral method, under which the Company amortized dry-docking costs over the estimated period of benefit between dry-dockings, to the direct expense method, under which the Company expenses all dry-docking costs as incurred. The Company believes that the direct expense method is preferable as it eliminates the significant amount of time and subjectivity involved to determine which costs and activities related to dry-docking qualify as PMMA under the deferral method. The Company reflected this change as a change in accounting principle from an accepted accounting principle to a preferable accounting principle in accordance with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections. The new accounting principle is applied retrospectively to all periods presented.

(2)
General and administrative expenses include management fees charged by a related party, sub-manager fees and other general and administrative expenses. During 2005, 2006 and 2007, we paid to the members of our senior management and to our directors aggregate compensation of approximately $8.1 million, $4.2 million and $4.8 million respectively.

(3)
Due to change in accounting policy for the dry-docking costs discussed in footnote 1 above, the gain from the sale of vessels was adjusted to exclude the unamortized dry-docking costs as of the date of the sale.

(4)
On March 20, 2008, the Company effected a 1-for-3 reverse stock split of its common stock. There was no change in the number of authorized common shares of the Company. All share and per share amounts in these financial statements have been retroactively restated to reflect this stock split.

(5)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

(6)
Total voyage days for fleet are the total days the vessels were in our possession for the relevant period net of off hire days associated with major repairs, dry-dockings or special or intermediate surveys.

(7)	Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, dry-dockings or special or intermediate surveys.

(8)
Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by fleet calendar days for the relevant period.

(9)
Time charter equivalent rate, or TCE rate, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE rate is consistent with industry standards and is determined by dividing time charter equivalent revenues or TCE revenues by voyage days for the relevant time period. TCE revenues are revenues minus voyage expenses. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE revenues and TCE rate non-GAAP measures, provide additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company’s management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The following table reflects reconciliation of TCE revenues to shipping revenues as reflected in the consolidated statements of operations and calculation of the TCE rate (all amounts are expressed in thousands of U.S. dollars, except for Average Daily Time Charter Equivalent amounts and Total Voyage Days):

	2005	2006	2007
On a consolidated basis
Revenues	$244,215	$310,043	$252,259
Less:
Voyage expenses	(36,889)	(55,351)	(59,414)
Time charter equivalent revenues	$207,326	$254,692	$192,845
Total voyage days	7,436	8,634	7,032
Average Daily Time Charter Equivalent	$27,881	$29,499	$27,424

	2005	2006	2007
Tanker Fleet
Revenues	$244,215	$310,043	$248,944
Less:
Voyage expenses	(36,889)	(55,351)	(59,253)
Time charter equivalent revenues	$207,326	$254,692	$189,691
Total voyage days	7,436	8,634	6,991
Average Daily Time Charter Equivalent	$27,881	$29,499	$27,134

Drybulk Fleet
Revenues	$1,902
Less:
Voyage expenses	(161)
Time charter equivalent revenues	$1,741
Total voyage days	41
Average Daily Time Charter Equivalent	$42,463

(10)
Daily other vessel operating expenses, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs is calculated by dividing other vessel operating expenses by fleet calendar days for the relevant time period.

(11)	Daily general and administrative expenses are calculated by dividing general and administrative expenses by fleet calendar days for the relevant time period.

RISK FACTORS

The following risks relate principally to the industry in which we operate and our business in general.  Any of the risk factors could materially and adversely affect our business, financial condition or operating results and the trading price of our common stock.

Risks Related to Our Industry

The international tanker and drybulk industries are both cyclical and volatile and this may lead to reductions and volatility in our charter rates when we re-charter our vessels, vessel values and our results of operations.

The international tanker and drybulk industries in which we operate are cyclical with attendant volatility in charter hire rates and industry profitability. For both tankers and drybulk carriers, the degree of charter rate volatility among different types of vessels has varied widely. If we enter into a charter when charter rates are low, our revenues and earnings will be adversely affected. In addition, a decline in charter hire rates likely will cause the value of our vessels to decline. Although our balanced fleet deployment strategy may limit our exposure to charter rate volatility, we are nonetheless exposed to changes in spot rates for tankers and, after the acquisition of drybulk carriers without charters, drybulk carriers.  Such changes may affect our earnings and the value of our vessels at any given time.

The factors affecting the supply and demand for our vessels are outside our control and are unpredictable. The nature, timing, direction and degree of changes in tanker and drybulk industry conditions are also unpredictable. Factors that influence demand for tanker and drybulk carriers capacity include:

•	demand for refined petroleum products and crude oil for tankers and drybulk commodities for drybulk vessels;

•	changes in crude oil production and refining capacity as well as drybulk commodity production and resulting shifts in trade flows for crude oil, petroleum product and drybulk commodities;

•
the location of regional and global crude oil refining facilities and drybulk commodities markets that affect the distance refined petroleum products and crude oil or drybulk commodities are to be moved by sea;

•	global and regional economic and political conditions;

•	the globalization of manufacturing and other developments in international trade;

•
changes in seaborne and other transportation patterns, including changes in the distances over which cargoes are transported and, with regard to drybulk, the supply of and rates for alternate means of transportation;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

The factors that influence the supply of oceangoing vessel capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	the price of steel;

•	the lead times required to purchase new vessels;

•	vessel casualties;

•	changes in environmental and other regulations that may limit the useful lives of vessels;

•	port or canal congestion;

•	the number of vessels that are out of service at a given time; and

•	changes in global crude oil and drybulk commodity production.

The international tanker and drybulk shipping industries have experienced historically high charter rates and vessel values in the recent past and there can be no assurance that these historically high charter rates and vessel values will be sustained.

Charter rates in the drybulk shipping sector in the recent past have been near historically high levels. We anticipate that future demand for our tankers and drybulk vessels, and in turn our future charter rates, will be dependent upon continued global economic growth as well as seasonal and regional changes in demand as well as changes in the capacity of the world’s fleet. We believe that the rising charter rates are the result of continued economic growth in the world economy that exceeds growth in global vessel capacity. There can be no assurance that economic growth will not stagnate or decline leading to a decrease in vessel values and charter rates. A decline in charter rates could have a material adverse effect on our business, financial condition and results of operations.

Compliance with environmental laws or regulations may adversely affect our operations.

The shipping industry in general and our business and the operation of tankers and drybulk vessels in particular, are affected by a variety of governmental regulations in the form of numerous international conventions, national, state and local laws and international, national and local regulations in force in the jurisdictions in which such tankers and drybulk vessels operate, as well as in the country or countries in which such tankers and drybulk vessels are registered. These regulations include:

•
the United States Oil Pollution Act of 1990, or OPA, which imposes strict liability for the discharge of oil into the 200-mile United States exclusive economic zone, the obligation to obtain certificates of financial responsibility for vessels trading in United States waters and the requirement that newly constructed tankers that trade in United States waters be constructed with double-hulls;

•
the International Convention on Civil Liability for Oil Pollution Damage of 1969 entered into by many countries (other than the United States) relating to strict liability for pollution damage caused by the discharge of oil;

•	the International Maritime Organization, or IMO, International Convention for the Prevention of Pollution from Ships with respect to strict technical and operational requirements for tankers;

•	the IMO International Convention for the Safety of Life at Sea of 1974, or SOLAS, with respect to crew and passenger safety;

•	the International Convention on Load Lines of 1966 with respect to the safeguarding of life and property through limitations on load capability for vessels on international voyages; and

•	the United States Marine Transportation Security Act of 2002.

More stringent maritime safety rules are being imposed worldwide as a result of the oil spill off the coast of France in November 2002 relating to the loss of the M/T Prestige, a 26-year old single-hull tanker owned by a company not affiliated with us. Additional laws and regulations may also be adopted that could limit our ability to do business or increase the cost of our doing business and that could have a material adverse effect on our operations. In addition, we are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to our vessel operations. In the event of war or national emergency, our tankers and drybulk vessels may be subject to requisition by the government of the flag flown by the tanker or drybulk vessel without any guarantee of compensation for lost profits. We believe our vessels are maintained in good condition in compliance with present regulatory requirements, are operated in compliance with applicable safety/environmental laws and regulations and are insured against usual risks for such amounts as our management deems appropriate. Our vessels’ operating certificates and licenses are renewed periodically during each vessel’s required annual survey. However, government regulation of tankers and drybulk carriers, particularly in the areas of safety and environmental impact, may change in the future and require us to incur significant capital expenditures on our ships to keep them in compliance.

Because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels or we may be required to write down their carrying value, which will adversely affect our earnings.

The fair market value of our vessels may increase and decrease depending on the following factors:

•	general economic and market conditions affecting the international tanker and drybulk shipping industries;

•	competition from other shipping companies;

•	types, sizes and ages of vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	price of steel;

•	governmental or other regulations;

•	prevailing level of charter rates; and

•	technological advances.

If we sell vessels at a time when vessel prices have fallen and before an impairment is identified, the sale may be at less than the vessel’s carrying amount in our financial statements, or if vessel prices have fallen below the carrying amount in our financial statements, we may be required to write down the carrying amount of the vessels on our financial statements, with the result that we shall incur a loss and a reduction in earnings.

An increase in the supply of vessel capacity without an increase in demand for vessel capacity would likely cause charter rates and vessel values to decline, which could have a material adverse effect on our revenues and profitability.

The supply of vessels generally increases with deliveries of new vessels and decreases with the scrapping of older vessels, conversion of vessels to other uses, such as floating production and storage facilities, and loss of tonnage as a result of casualties. Currently there is significant new building activity with respect to virtually all sizes and classes of vessels. If the amount of tonnage delivered exceeds the number of vessels being scrapped, vessel capacity will increase. If the supply of vessel capacity increases faster than the demand for vessel capacity, the charter rates paid for our vessels as well as the value of our vessels could materially decline. Such a decline in charter rates and vessel values would likely have a material adverse effect on our revenues and profitability.

Our operating results from our tankers are subject to seasonal fluctuations, which may adversely affect our operating results and ability to pay dividends.

Seventeen of the vessels in our combined fleet are tankers, representing approximately 77% of our combined fleet and approximately 84% of our total deadweight capacity. We operate our tankers in markets that have historically exhibited seasonal variations in demand and, therefore, charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The tanker sector is typically stronger in the fall and winter months in anticipation of increased consumption of oil and petroleum products in the northern hemisphere during the winter months. As a result, our revenues from our tankers may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, revenues may be stronger in fiscal quarters ended December 31 and March 31. This seasonality could materially affect our results from operations.

Compliance with safety and other vessel requirements imposed by classification societies may be very costly and may adversely affect our business.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. Our vessels are currently enrolled with the American Bureau of Shipping, Lloyd’s Register of Shipping, Det Norske Veritas and Bureau Veritas each of which is a member of the International Association of Classification Societies.  A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry docked every two to three years for inspection of the underwater parts of such vessel.

If a vessel does not maintain its class and/or fails any annual survey, intermediate survey or special survey, the vessel will be unable to trade between ports and will be unemployable, which will negatively impact our revenues and results from operations.

Our earnings may be adversely affected if we do not successfully employ our vessels.

We seek to deploy our vessels on both time charters and in the spot market in a manner that will optimize our earnings. As of July 2, 2008, 10 of our tanker vessels (two of which are being sold by us pursuant to agreements we announced on June 26) and four of our drybulk vessels were contractually committed to time charters, and one of our drybulk vessels was contractually committed to a bareboat charter. Although these time charters provide relatively steady streams of revenue as well as a portion of the revenues generated by the charterer’s deployment of the vessels in the spot market or otherwise, our vessels committed to time charters may not be available for spot voyages during an upturn in the tanker or drybulk industry cycle, as the case may be, when spot voyages might be more profitable. The spot market is highly competitive, and spot market charter rates may fluctuate dramatically based on the supply and demand for the major commodities carried internationally by water as well as other factors. We cannot assure you that future spot market voyage charters will be available at rates that will allow us to operate our vessels profitably. As of July 2, 2008, six tanker vessels (two of which are being sold by us pursuant to agreements we announced on June 26) were trading in the spot market. If we cannot continue to employ these vessels on time charters or trade them in the spot market profitably, our results of operations and operating cash flow may suffer.

World events could adversely affect our results of operations and financial condition.

Terrorist attacks such as the attacks on the United States on September 11, 2001, the bombings in Spain on March 11, 2004 and in London on July 7, 2005 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continue to cause uncertainty in the world financial markets and may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain any additional financing or, if we are able to obtain additional financing, to do so on terms favorable to us. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Our Business

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.

We intend to continue to grow our fleet. Our growth will depend on:

•           locating and acquiring suitable vessels;

•           identifying and consummating acquisitions or joint ventures;

•           integrating any acquired business successfully with our existing operations;

•           enhancing our customer base;

•           managing expansion; and

•           obtaining required financing.

Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant additional expenses and losses in connection therewith.

As we expand our business, we will need to improve our operations and financial systems and staff; if we cannot improve these systems or recruit suitable employees, our performance may be adversely affected.

Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and our attempts to improve those systems may be ineffective. If we are unable to operate our financial and operations systems effectively or to recruit suitable employees as we expand our fleet, our performance may be adversely affected.

We expend substantial sums during construction of newbuildings without assurance that they will be completed.

We are typically required to expend substantial sums as progress payments during construction of a newbuilding, but we do not derive any revenue from the vessel until after its delivery.  If we were unable to obtain financing required to complete payments on any of our newbuilding orders, we could effectively forfeit all or a portion of the progress payments previously made. As of December 31, 2007, we had 6 newbuildings on order with deliveries scheduled in the first half of 2009. As of December 31, 2007, progress payments made towards these newbuildings, totaled $42.8 million.

To fund the remaining portion of existing or future capital expenditures, we will be required to use cash from operations or incur borrowings or raise capital through the sale of additional equity securities. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures could have a material adverse effect on our business, results of operations and financial condition. Even if we are successful in obtaining necessary funds, incurring additional debt may significantly increase our interest expense and financial leverage, which could limit our financial flexibility and ability to pursue other business opportunities.

A decline in the market value of our vessels could lead to a default under our loan agreements and the loss of our vessels.

The loan agreements under our secured credit facilities contain a covenant that requires the aggregate market value of the mortgaged vessels to at all times exceed 140% of the aggregate outstanding principal amount of the loan. If the market value of our fleet declines, we may be in default of this loan covenant and we may not be able to refinance our debt or obtain additional financing. If we are unable to pledge additional collateral, our lenders could accelerate our debt and foreclose on our fleet. In addition, a sale of a vessel at a time when its market value has declined below its carrying value on our books would adversely affect our results.

Servicing current and future debt will limit funds available for other purposes and impair our ability to react to changes in our business.

To finance our fleet expansion program, we incurred secured indebtedness. We must dedicate a portion of our cash flow from operations to pay the principal and interest on our indebtedness. These payments limit funds otherwise available for working capital, capital expenditures and other purposes. As of December 31, 2007, we had total indebtedness of $444.3 million (excluding unamortized deferred financing fees of $5.4 million), and a ratio of indebtedness to total capital of approximately 67%. We will need to take on additional indebtedness as we expand our fleet, which could increase our debt to equity ratio. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of, our indebtedness. Our substantial debt could also have other significant consequences. For example, it could:

•	increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

•
require us to dedicate a substantial portion, if not all, of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less debt or better access to capital;

•	limit our ability to raise additional financing on satisfactory terms or at all; and

•
adversely impact our ability to comply with the financial and other restrictive covenants in the indenture governing the notes and the credit agreements governing the debts of our subsidiaries, which could result in an event of default under such agreements.

Furthermore, our interest expense could increase if interest rates increase because some of the debt under the credit facilities of our subsidiaries is variable rate debt. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

Our loan agreements contain restrictive covenants that may limit our liquidity and corporate activities.

Our loan agreements impose operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures or other investments;

•	change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell our vessels.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interest.

If we are unable to remain in compliance with agreements governing our indebtedness or to obtain waivers of any noncompliance, we will not be able to continue as a going concern.

As of December 31, 2007, we were out of compliance with the Adjusted EBITDA to fixed charges coverage covenant in our financing agreements with three of our lenders. While they have waived this non compliance through December 31, 2008, there can be no assurance that we will be able to obtain further waivers of, or amendments to, our financing facilities if we were to breach any representation, warranty or covenant contained in such financing facilities or waiver or amendment. Any default under our secured financing facilities and failure to obtain any necessary waivers or amendments in the future could result in the acceleration of the indebtedness under these facilities and the liquidation by the lender of the related collateral. Any acceleration of indebtedness would have a material adverse affect on our liquidity and ability to continue as a going concern and any liquidation of our collateral could be at a substantial loss.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.

The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at all or at a higher than anticipated cost may materially affect our results of operation and our ability to implement our business strategy.

We have changed our accounting policy to expense all drydocking costs as we incur them, which may result in significant and varying effects on our results of operations from period to period.

We have historically accounted for drydocking costs that qualified as “Planned Major Maintenance Activities” using the deferral method, under which we amortized drydocking costs over the estimated period of benefit between drydockings. Beginning with the fourth quarter of 2007 we have changed our accounting policy and now expense all drydocking costs as we incur them. The effect of this new accounting policy is and will be presented on a comparative basis for all periods covered in future quarterly and annual earnings announcements and filings. The impact of the new accounting policy is that net income for the years ended December 31, 2005 and 2006 decreased by approximately $3.8 million and $26.1 million, or $0.41 and $2.57 per share, respectively. Depending upon the future drydocking schedule for our fleet and the extent of repairs our vessels will require, expensing our drydocking costs as incurred could have significant and varying effects on our results of operations from period to period and may make it difficult to compare our operating results to those of other companies.

In the highly competitive international tanker and drybulk shipping markets, we may not be able to compete for charters with new entrants or established companies with greater resources.

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. The operation of tanker and drybulk vessels and the transportation of cargoes shipped in these vessels, as well as the shipping industry in general, is extremely competitive. Competition arises primarily from other vessel owners, including major oil companies as well as independent tanker and drybulk shipping companies, some of whom have substantially greater resources than we do. Competition for the transportation of oil and refined petroleum products and drybulk cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter and operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets than us.

We depend upon a few significant customers for a large part of our revenues. The loss of one or more of these customers could adversely affect our financial performance.

We have historically derived a significant part of our revenue from a small number of charterers. In 2007, approximately 33% of our revenue was derived from 2 charterers; Glencore and PDVSA provided 23% and 10% of our revenues, respectively. The occurrence of any problems with these charterers may adversely affect our revenues.

We may be unable to attract and retain key management personnel and other employees in the international tanker and drybulk shipping industries, which may negatively impact the effectiveness of our management and our results of operations.

Our success depends to a significant extent upon the abilities and efforts of our management team. We have entered into employment contracts with our President, Chief Executive Officer and Director, Evangelos Pistiolis, our Chief Financial Officer and Director, Stamatios Tsantanis, our Executive Vice President and Director, Vangelis Ikonomou and our Vice President Demetris Souroullas. Our success will depend upon our ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not intend to maintain “key man” life insurance on any of our officers.

Risks involved with operating oceangoing vessels could affect our business and reputation, which would adversely affect our revenues and stock price.

The operation of an oceangoing vessel carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	piracy;

•	environmental accidents;

•	cargo and property losses or damage; and

•	mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates, damage to our customer relationships, delay or rerouting, and could increase our costs or lower our revenues. The involvement of our vessels in an oil spill or other environmental disaster may harm our reputation as a safe and reliable vessel operator. If one of our vessels were involved in an accident with the potential risk of environmental contamination, the resulting media coverage could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Delays in deliveries of our vessels could harm our operating results.

We took delivery of six drybulk vessels between November 2007 and May 2008. The delivery of any secondhand vessels we may purchase, could be delayed, which would delay our receipt of revenues in the spot market or under period charters for the vessels. If delivery of a vessel is materially delayed, it could adversely affect our results of operations and financial condition.

Rising fuel prices may adversely affect our profits.

Fuel is a significant, if not the largest, operating expense for many of our shipping operations when our vessels are not under period charter. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. As a result, an increase in the price of fuel may adversely affect our profitability. Further, fuel may become much more expensive in future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

Our vessels may suffer damage and we may face unexpected drydocking costs, which could affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a drydocking facility, resulting in vessel downtime. The costs of drydock repairs are unpredictable and can be substantial. We may have to pay drydocking costs that our insurance does not cover. The inactivity of these vessels while they are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or we may be forced to move to a drydocking facility that is not conveniently located to our vessels’ positions. The loss of earnings while our vessels are forced to wait for space or to relocate to drydocking facilities that are farther away from the routes on which our vessels trade would decrease our earnings.

Purchasing and operating previously owned, or secondhand, vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.

While we rigorously inspect previously owned, or secondhand vessels prior to purchase, this does not normally provide us with the same knowledge about their condition and cost of any required (or anticipated) repairs that we would have had if these vessels had been built for and operated exclusively by us. Also, we do not receive the benefit of warranties from the builders if the vessels we buy are older than one year. In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. As of July 2, 2008, 14 of the tanker vessels in our fleet (four of which are being sold pursuant to agreements we announced on June 26, 2008) were more than 10 years of age. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which the vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we are not certain that the price for which we sell them will equal at least their carrying amount at that time.

We may not have adequate insurance to compensate us if we lose our vessels.

We procure insurance for our fleet against those types of risks commonly insured against by vessel owners and operators. These insurances include hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance coverage, war risk insurance and insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. While we currently have loss of hire insurance that covers, subject to annual coverage limits, all of the vessels in our fleet, we may not purchase loss of hire insurance to cover newly acquired vessels. We can give no assurance that we are adequately insured against all risks. We may not be able to obtain adequate insurance coverage at reasonable rates for our fleet in the future. The insurers may not pay particular claims. Our insurance policies contain deductibles for which we will be responsible as well as, limitations and exclusions which may nevertheless increase our costs or lower our revenue.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our ships.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes her owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could negatively impact our revenues should we not receive adequate compensation.

Certain existing stockholders, who hold approximately 32.1% of our common stock, may have the power to exert control over us, which may limit your ability to influence our actions.

Sovereign Holdings Inc., or Sovereign Holdings, a company that is wholly owned by our President, Chief Executive Officer and Director, Evangelos J. Pistiolis, and Kingdom Holdings Inc., or Kingdom Holdings, a company owned primarily by adult relatives of our President, Chief Executive Officer and Director, Evangelos J. Pistiolis, own, directly or indirectly, approximately 6.9% of the outstanding shares of our common stock. In addition, Sphinx Investment Corp. and QVT Financial LP, entities owned and controlled by unaffiliated third parties, own 14.8% and 10.4% of our common stock, respectively. Together, these existing shareholders own 32.1% of our common stock. While these shareholders have no agreement, arrangement or understanding relating to the voting of their shares of common stock, due to the number of shares of our common stock they own, they have the power to exert considerable influence over our actions.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code. We expect that we and each of our subsidiaries will qualify for this statutory tax exemption and we have taken this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our United States source income. Therefore, we can give no assurances on our tax-exempt status or that of any of our subsidiaries. If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our United States source shipping income. The imposition of this taxation could have a negative effect on our business.

United States tax authorities could treat us as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to United States holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our current assets and activities, we do not believe that we will be a PFIC with respect to our current taxable year or any subsequent taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the United States Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our United States shareholders will face adverse United States tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under “Tax Considerations— United States Federal Income Taxation of United States Holders”), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common stock, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common stock. See “Tax Considerations— United States Federal Income Taxation of United States Holders” for a more comprehensive discussion of the United States federal income tax consequences to United States shareholders if we are treated as a PFIC.

Because we generate all of our revenues in U.S. dollars but incur a portion of our expenses in other currencies, exchange rate fluctuations could hurt our results of operations.

We generate all of our revenues in U.S. dollars but incur approximately 10% of our expenses in currencies other than U.S. dollars, mainly Euros. This difference could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to the other currencies, in particular the Euro. Should the Euro appreciate relatively to the U.S. dollar, then our expenses will increase in U.S dollar terms, thereby decreasing our net income. Specifically, in the 12 months ended December 31, 2007, the value of the U.S. dollar decreased by 12.0% as compared to the Euro. We have not hedged these risks. Our operating results could suffer as a result.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Security holder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our security holders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would security holders of a corporation incorporated in a United States jurisdiction.

Risks Relating to our  Common Shares

Future sales of our  common stock or the issuance of other equity may adversely affect the market price of our  common stock.

Sales of our  common stock or other equity-related securities could depress the market price of our  common stock and impair our ability to raise capital through the sale of additional equity securities.  We cannot predict the effect that future sales of our  common stock or other equity-related securities would have on the market price of our  common stock.  The price of our  common stock could be affected by by hedging or arbitrage trading activity that we expect to develop involving our  common stock.  In addition, these factors could make it more difficult for us to raise funds through future equity offerings.

The price of our  common stock may be volatile.

        The price of our  common stock prior to and after an offering may be volatile, and may fluctuate due to factors such as:

•	mergers and strategic alliances in the shipping industry;

•	market conditions in the industry;

•	changes in government regulation;

•	fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

•	shortfalls in our operating results from levels forecast by securities analysts;

•	announcements concerning us or our competitors; and

•	the general state of the securities markets.

You may experience dilution in the future.

Future offerings of our common shares may result in a dilution of your investment, depending on the price at which those shares will be offered.

Issuance of preferred stock may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Our articles of incorporation currently authorize our board of directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series subject to prior shareholders’ approval. If our board of directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.  The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

It may be difficult to enforce a U.S. judgment against us, our officers and directors  in Marshall Islands  or the United States, or to assert U.S. securities laws claims in Marshall Islands or serve process on our officers and directors.

None of our executive officers and directors are residents of the United States, and substantially all of our assets and the assets of these persons are located outside the United States.  Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons in a U.S. or Marshall Islands court, or to effect service of process upon these persons in the United States.  Additionally, it may be difficult for an investor, or any other person or entity, to assert U.S. securities law claims in original actions instituted in Marshall Islands.

FORWARD-LOOKING STATEMENTS

This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements”. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	future operating or financial results;

•	statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking and insurance costs;

•	statements about crude oil, refined petroleum products, dry commodities, tanker and drybulk shipping market trends, including charter rates, vessel values and factors affecting supply and demand;

•	our ability to obtain additional debt and equity financing;

•	expectations regarding the availability of vessel acquisitions; and

•	anticipated developments with respect to pending litigation.

The forward-looking statements in this report are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although TOP SHIPS INC. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, TOP SHIPS INC. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections described in the forward looking statements contained in this report.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter rates and vessel values, failure of a seller to deliver one or more vessels, failure of a buyer to accept delivery of a vessel, inability to procure acquisition financing, default by one or more charterers of our ships, changes in demand for crude oil, refined petroleum products and dry commodities, the effect of changes in OPEC’s petroleum production levels, worldwide crude oil consumption and storage, port delays, changes in demand that may affect attitudes of time charterers, scheduled and unscheduled dry-docking, changes in TOP SHIPS INC.’s voyage and operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations including requirements for double-hull tankers and drybulk vessels or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents, international hostilities and political events or acts by terrorists.

When used in this document, the words “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “should,” and “expect” reflect forward-looking statements.

PER SHARE MARKET PRICE INFORMATION

The trading market for our common stock is the Nasdaq Global Select Market, on which the shares are listed under the symbol “TOPS.” The following table sets forth the high and low closing prices for our common stock since our initial public offering of common stock at $33.00 per share on July 23, 2004, as reported by the Nasdaq Global Select Market. The high and low closing prices for our common stock for the periods indicated were as follows:

	HIGH	LOW
For the Fiscal Year Ended December 31, 2007*………………………….	$25.20	$9.09
For the Fiscal Year Ended December 31, 2006*………………………….	$54.96	$13.83
For the Fiscal Year Ended December 31, 2005*………………………….	$66.00	$36.81
For the Fiscal Year Ended December 31, 2004 (beginning July 23, 2004)*	$72.42	$31.53

For the Quarter Ended
June 30, 2008...................................................................................................	$10.28	$6.40
March 31, 2008*………………………………………………………………	$10.65	$6.06
December 31, 2007*…………………………………………………………..	$22.23	$9.09
September 30, 2007*……………………………………………………….…	$25.20	$14.88
June 30, 2007*………………………………………………………………...	$22.41	$13.44
March 31, 2007*………………………………………………………………	$15.75	$13.35
December 31, 2006*………………………………………………………….	$19.14	$13.83
September 30, 2006*……………………………………………………….....	$20.16	$16.35
June 30, 2006*………………………………………………………………...	$38.88	$18.15
March 31, 2006*…………….....……………………………………………...	$54.96	$35.40

For the Month
July 2008 (to July 2, 2008) ............................................................................	$6.20	$6.00
June 2008 ………………………………………………................................	$8.91	$6.40
May 2008 ……………………………………………………………………	$10.28	$8.02
April 2008……………………………………………………………………	$8.99	$7.50
March 2008*………………………………………………………………....	$9.58	$6.75
February 2008*……………………………………………………………...	$9.87	$7.62
January 2008*……………………………………………………………….	$10.65	$6.06

*Adjusted for the 1:3 reverse split effective March 20, 2008

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of any of TOP SHIPS INC. common shares covered by this prospectus.

CAPITALIZATION

The following table sets forth our consolidated capitalization at March 31, 2008:

•	on an actual basis; and
•	on an adjusted basis to give effect to
-	the private placement of 7,268,692 common shares;
-	the prepayment of $15,500 for the bridge loan facility;
-	the drawdown of $15,000 for the second instalment of two newbuildings and the drawdown of $48,000 for the acquisition of the M/V Astrale;
-	the repayment of $26,535 due to the sale of the M/V Bertram;
-	the repayment of scheduled loan installments of $12,017; and
-	the prepayment of $29,156 due to the sale of M/T Stormless(1).

(Expressed in thousands of U.S. Dollars)	As at March 31, 2008	As at March 31, 2008 (as adjusted)
Debt:
Current portion of long term debt	$124,459	$200,000
Total long term debt, net of current portion	373,630	272,688
Total debt	498,089	472,688

Stockholders’ equity:
Common stock, $0.01 par value; 100,000,000 shares authorized; 20,705,380 and 27,974,072 shares issued and outstanding at March 31, 2008 and as adjusted, respectively	206	279
Additional paid-in capital	216,630	267,158
Accumulated other comprehensive income	4	4
Accumulated deficit	(23,792)	(23,792)
Total stockholders’ equity	193,048	243,649
Total capitalization	$691,137	$716,337

____________________
(1) On June 26, 2008, the Company announced that it has entered into an agreement to sell five double-hull Suezmax tankers built between 1992 and 1996 for an aggregate sale price of $240 million. The five vessels are Endless, Limitless, Stormless, Ellen P and Edgeless.  One of these vessels, the Stormless, was delivered on June 26, 2008, and the Company expects to deliver the remaining four vessels to their purchasers between July and August 2008.  Consequently their outstanding debt is presented under current portion on the “as adjusted” column.

All of the Company's loans are secured loans.

ENFORCEMENT OF CIVIL LIABILITIES

TOP Ships Inc. is a Marshall Islands company and our executive offices are located outside of the U.S. in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the U.S. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the U.S. As a result, you may have difficulty serving legal process within the U.S. upon us or any of these persons. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

TAXATION

The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a U.S. Holder and a non U.S. Holder, each as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities and investors whose functional currency is not the United States dollar, may be subject to special rules. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

Marshall Islands Tax Considerations

In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of our activities to us and shareholders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders.

United States Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to U.S. Holders and non U.S. Holders, each as defined below, of our common stock. The following discussion of United States federal income tax matters is based on the Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. Treasury Regulations interpreting Code Section 883, became effective on January 1, 2005 for calendar year taxpayers such as ourselves and our subsidiaries. The discussion below is based, in part, on the description of our business as described in "Business" above and assumes that we conduct our business as described in that section. Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States. References in the following discussion to "we" and "us" are to TOP SHIPS INC. and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of Our Company

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as "U.S.-source shipping income."

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States Federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S. source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

(1)	we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and

(2)	either

(A)
more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, which we refer to as the "50% Ownership Test," or

(B)
our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test".

The Marshall Islands, Cyprus and Liberia, the jurisdictions where our ship-owning subsidiaries are incorporated, each grant an "equivalent exemption" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met.

The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock, which is our sole class of issued and outstanding stock, is and we anticipate will continue to be "primarily traded" on the Nasdaq Global Select Market.

Under the regulations, our common stock will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market which we refer to as the listing threshold. Since our common stock, our sole class of stock, is listed on the Nasdaq Global Select Market, we will satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock be traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as is the case with our common stock, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that each class of our stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of each class of our outstanding shares of the stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of each class of our outstanding stock, which we refer to as the "5 Percent Override Rule."

For purposes of being able to determine the persons who own 5% or more of our stock, or "5% Shareholders," the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the "SEC," as having a 5% or more beneficial interest in our common stock. The regulations further provide that an investment company identified on a SEC Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for such purposes.  In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will not apply if we can establish that among the closely-held group of 5% Shareholders, there are sufficient 5% Shareholders that are considered to be qualified shareholders for purposes of Section 883 to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during such year.

We believe that we currently satisfy the Publicly Traded Test and are not subject to the 5 percent override Rule and we will take this position for U.S. federal income tax reporting purposes.  However, there are factual circumstances beyond our control which could cause us to lose the benefit of this exemption.

Taxation in the Absence of Code Section 883 Exemption

To the extent the benefits of Code Section 883 are unavailable, our U.S. source shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Code Section 883 exemption are unavailable and our U.S. source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our U.S. source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

•	We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•
substantially all of our U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not have currently or intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Code Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

As used herein, the term "U.S. Holder" means a beneficial owner of our common stock that

•
is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust,

•	owns the common stock as a capital asset, generally, for investment purposes, and

•	owns less than 10% of our common stock for United States federal income tax purposes.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his common stock on a dollar for dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as "passive category income" or, in the case of certain types of U.S. Holders, "general category income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a "U.S. Individual Holder") should be treated as "qualified dividend income" that is taxable to such U.S. Individual Holders at preferential tax rates (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the Nasdaq Global Select Market on which our stock is currently traded); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. Legislation has been recently introduced in the United States Congress, which if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of enactment. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder.  Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any "extraordinary dividend" generally, a dividend in an amount which is equal to or in excess of ten percent of a shareholder's adjusted basis (or, at the election of the U.S. Individual Holder, the stock's then fair market value) in a share of common stock paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Stock

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we were a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder," the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing one copy of IRS Form 8621 with his United States federal income tax return and a second copy in accordance with the instructions to such form. If we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the qualified electing fund election described below. It should be noted that if any of our subsidiaries is treated as a corporation for United States federal income tax purposes, a U.S. Holder must make a separate QEF election with respect to each such subsidiary.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and, as we anticipate, our stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. It should be noted that if any of our subsidiaries is treated as a corporation for United States federal income tax purposes, a U.S. Holder likely will not be able to make a mark-to-market election with respect to each such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders aggregate holding period for the common stock;

•	the amount allocated to the current taxable year would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such holders successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of "Non-U.S. Holders"

A beneficial owner of common stock that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

Dividends on Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

•
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. In addition, such payments will be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you sell your common stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL AND MARSHALL ISLANDS INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.  YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE SHARES OF OUR COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF MARSHALL ISLANDS AND OTHER FOREIGN TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

For purposes of the description of the Company's capital stock below, references to "us," "we" and "our" refer only to TOP SHIPS INC. and not any of our subsidiaries.

The Company's authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 27,974,072 shares were issued and outstanding as of July 2, 2008, and 20,000,000 preferred shares with par value of $0.01, of which no shares are issued and outstanding. The Board of Directors has the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such preferred stock.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Share History

On July 23, 2004, we completed our initial public offering. The net proceeds of our initial public offering was approximately $124.6 million.

On November 5, 2004, we completed a follow-on offering of our common stock. The net proceeds of our follow-on offering was approximately $139.5 million.

From April till July 2006, we issued through a “controlled equity offering” 1,302,454 shares of common stock at par value of $0.01. The net proceeds totaled $26.9 million.

From June till July 2007, we issued through a “controlled equity offering” 1,435,874 shares of common stock at par value of $0.01. The net proceeds totaled $29.4 million.

In December 2007, we completed a follow-on offering of our common stock. The net proceeds of our follow-on offering was approximately $68.9 million

On March 20, 2008, we effected a 1-for-3 reverse stock split of our common stock. There was no change in the number of authorized common shares. As a result of the reverse stock split, the number of outstanding shares as of March 20, 2008 was decreased to 20,705,380, while the par value of our common shares remained unchanged at $0.01 per share.

In April 2008, we privately placed 7.3 million common unregistered shares for aggregate proceeds of approximately $51.0 million with various investors. The 7.3 million shares were sold for $7.00 per share, which represents a discount of 15.5 percent based on the closing share price of $8.28 on April 23, 2008.

General

Our purpose, as stated in Section B of our Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by the board of directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not later than 60 days before such meeting to each shareholder of record entitled to vote thereat.

Directors.    Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

The board of directors must consist of at least one member. The board of directors may change the number of directors only by the vote of not less than 66 2/3% of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors for attendance at any meeting or for services rendered to us.

Dissenters' Rights of Appraisal and Payment.    Under the Business Corporation Act of the Republic of the Marshall Islands, or BCA, our shareholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Shareholders' Derivative Actions.    Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relate.

Anti-takeover Provisions of our Charter Documents.    Several provisions of our articles of incorporation and by-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Business Combinations

The Company's Amended and Restated Articles of Incorporation include provision which prohibit the Company from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•
prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;

•
at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; and

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal of Directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our articles of incorporation and our by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our articles of incorporation and our by-laws provide that, subject to certain exceptions, only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Super-majority Required for Certain Amendments to Our By-Laws

On February 28, 2007, we amended our by-laws to require that amendments to certain provisions of our by laws may be made when approved by 66 2/3% of the entire Board of Directors. These provisions that require 66 2/3% vote of the Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our board of directors, removal of our board of directors and the filling of vacancies on our Board of Directors.

SELLING SHAREHOLDERS

This prospectus relates to the proposed sale from time to time of up to 7,268,692 of TOP SHIPS INC. common shares issued to the selling shareholders named in the table below. We have filed the registration statement of which this prospectus forms a part in order to permit the selling shareholders or their respective transferees, donees, pledgees or successors-in-interest to offer these shares for resale from time to time.

Of the 7,268,692 of TOP SHIPS INC. common shares covered by this prospectus, 2,900,000 shares were issued to Sphinx Investment Corp., 1,130,000 shares were issued to Tory Maritime Limited and 920,000 shares were issued to Shadow Enterprises S.A., in each case, on April 30, 2008 and 2,318,692 shares were issued to Imperial Ventures Inc., Proteus Investments Inc. and Pearl Ventures Inc., on April 30, 2008 and May 7, 2008.  We agreed to file a registration statement covering the resale from time to time of TOP SHIPS INC. common shares received by these selling shareholders.  We have also agreed to use our commercially reasonably efforts to keep this prospectus current and available for resales by each such selling shareholder until such selling shareholder has sold all such shares or ceases to serve on our board of directors.

The following table sets forth certain information with respect to the selling shareholders and their beneficial ownership of TOP SHIPS INC. common shares.  The table is based upon information provided by the selling shareholders.  The table assumes that all the shares being offered by the selling shareholder pursuant to this prospectus are ultimately sold in the offering. The selling shareholders may sell some, all or none of their shares covered by this prospectus and as a result the actual number of shares that will be held by the selling shareholders upon termination of the offering may exceed the minimum number set forth in the table.  In addition, the selling shareholders may have sold, transferred or otherwise disposed of TOP SHIPS INC. common shares in a transaction exempt from the registration requirement of the Securities Act since the date on which they provided the information regarding their beneficial ownership of TOP SHIPS INC. common shares.

Name of Selling Shareholders	Number of shares Beneficially Owned Prior to the Offering (1)	Ownership Percentage Prior to the Offering	Maximum Number of shares Being Offered	Minimum Number of shares to be Beneficially Owned Upon Termination of the Offering	Ownership Percentage Upon Termination of the Offering
Sphinx Investment Corp.(2)	2,900,000	10.37%	2,900,000	0	0%

Tory Maritime Limited(3)	1,130,000	4.04%	1,130,000	0	0%

Shadow Enterprises S.A.(4)	920,000	3.29%	920,000	0	0%

Imperial Ventures Inc.(5)	738,318	2.64%	738,318	0	0%

Proteus Investments Inc.(6)	1,223,231	4.37%	1,223,231	0	0%

Pearl Ventures Inc.(7)	357,143	1.28%	357,143	0	0%

Total	7,268,692	25.98%	7,268,692	0	0%

(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under Securities Exchange Act.
(2)	Sphinx Investment Corp.’s address is Trust Company Complex, Ajeltake Road, Majuro, MH96960, Marshall Islands.
(3)	Tory Maritime Limited’s address is 80 Broad Street, Monrovia, Liberia.
(4)	Shadow Enterprises S.A.’s address is 80 Broad Street, Monrovia, Liberia
(5)	Imperial Ventures Inc.’s address is c/o G.C. Economou, 11, Kanari Street, 106 71 Athens, Greece.
(6)	Proteus Investments Inc.’s address is c/o G.C. Economou, 11, Kanari Street, 106 71 Athens, Greece.
(7)	Pearl Ventures Inc.’s address is 11, Kanari Street, 106 71 Athens, Greece.

PLAN OF DISTRIBUTION

Sales of Securities by the Selling Securityholders

           TOP SHIPS INC. common shares covered by this prospectus may be offered and sold by the selling shareholders, or by transferees, assignees, donees, pledgees or other successors-in-interest of such shares received after the date of this prospectus from a selling shareholder, directly or indirectly through brokers-dealers, agents or underwriters on the Nasdaq Global Select Market or any other stock exchange, market or trading facility on which such shares are traded, or through private transactions.  TOP SHIPS INC. common shares covered by this prospectus may be sold by any method permitted by law, including, without limitation, one or more of following transactions:

●	ordinary brokerage transactions or transactions in which the broker solicits purchasers;

●	purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;

●	block trades, in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

●	through the writing of options on the shares, whether such options are listed on an options exchange or otherwise;

●	the disposition of the shares by a pledgee in connection with a pledge of the shares as collateral to secure debt or other obligations;

●	an exchange distribution in accordance with the rules of the applicable stock exchange;

●	through privately negotiated transactions;

●	through the settlement of short sales entered into after the date of this prospectus;

●	by agreement with a broker-dealers to sell a specified number of shares at a stipulated price per shares; and

●	a combination of any such methods of sale.

The selling shareholders may also transfer their shares by means of gifts, donations and contributions.  Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers-dealers or agents and in private or public transactions.

The selling shareholders my sell their shares at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means.   The aggregate net proceeds to the selling shareholders from the sale of their shares will be the purchase price of such shares less any discounts, concessions or commissions received by broker-dealers or agents.  We will not receive any proceeds from the sale of any shares by the selling shareholders.

The selling shareholders and any broker-dealers or agents who participate in the distribution of their TOP SHIPS INC. common shares may be deemed to be “underwriters” within the meaning of the Securities Act.  Any commission received by such broker-dealers or agent on the sales and any profit on the resale of share purchased by broker-dealers or agent may be deemed to be underwriting commissions or discounts under the Securities Act.  As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market.  The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of their TOP SHIPS INC. common shares against certain liabilities, including liabilities arising under the Securities Act.

To the extent required with respect to a particular offer or sale of TOP SHIPS INC. common shares by a selling shareholders, we will file a prospectus supplement pursuant to Section 424(b) of the Securities Act, which will accompany this prospectus, to disclose:

●	the number of shares to be sold;

●	the purchase price;

●	the name of any broker-dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and

●	any other relevant information.

The selling shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale.  We have not engaged any broker-dealer or agent in connection with the sale of TOP SHIPS INC. common shares held by the selling shareholders, and there is no assurance that the selling shareholders will sell any or all of their shares. We have agreed to make available to the selling shareholders copies of this prospectus and any applicable prospectus supplement and have informed the selling shareholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.

The selling shareholders may also sell all or a portion of their TOP SHIPS INC. common shares in open market transactions under Section 4(1) of the Securities Act including transactions in accordance with Rule 144 promulgated thereunder, rather than under the shelf registration statement, of which this prospectus forms a part.

Pursuant to a requirement by The Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the selling shareholders for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$1,960
Blue sky fees and expenses	$5,000
Printing and engraving expenses	$20,000
Legal fees and expenses	$20,000
Accounting fees and expenses	$100,000
Transfer agent and registrar	$10,000
Miscellaneous	$10,000

Total	$166,960

LEGAL MATTERS

The consolidated validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Marshall Islands law.

EXPERTS

The financial statements as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007, incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2007 and the effectiveness of Top Ships Inc.’s internal control over financial reporting have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis, S.A., independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to our change in accounting policy for dry-docking costs in the fourth quarter of 2007 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2005 and for the year in the period ended December 31, 2005, incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2007, filed with the SEC on May 21, 2008 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission.  You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  Our SEC filings are also available on our website at http://www.topships.org.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the SEC on May 21, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed, our Report on Form 6-K, filed with the Commission on July 3, 2008, which contains unaudited financial information for the first quarter of the fiscal year ending December 31, 2008 and our Report on Form 6-K, filed with the Commission on July 3, 2008, which contains unaudited pro forma condensed consolidated financial statements as of December 31, 2007 and for the year in the period then ended, taking into account the sale of five Suezmax vessels. We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we submit to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

TOP Ships Inc.
Attn: Eirini Alexandropoulou
1 Vas. Sofias & Meg.
Alexandrou Street
151 24, Maroussi
Athens, Greece
(011) (30) 210 8128107
http://www.topships.org

Information Provided by the Company

We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq National Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Up to 7,268,692 Common Shares

 Prospectus Delivery Obligation

        Through and including            2008, which is the 40th day after the date of this prospectus, all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

(1)
The By-Laws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Republic of The Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1)
Actions not by or in right of the corporation.  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful.  To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance.  A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.  Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement (for equity securities)*

4.1	Form of Common Stock Certificate+

4.2	Registration Rights Agreement

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to TOP Ships Inc. (the “Company”) as to the validity of the common stock

23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)

23.2	Consent of independent registered public accounting firm (Deloitte, Hadjipavlou, Sofianos & Cambanis, S.A.)

23.3	Consent of independent registered public accounting firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)

24	Power of Attorney (contained in signature page)

______________
*           To be filed either as an amendment or as an exhibit to a report filed pursuant to the Exchange Act of the Registrant and incorporated by reference into this Registration Statement.

+           Incorporated herein by reference to Exhibit 4 in the Registration Statement of TOP Tankers Inc. filed July 21, 2004 on Form F-1, Registration No. 333-117213.

Item 10.  Undertakings.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included is to contained in reports filed with or furnished to the Commission that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this Registration Statement,

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

(6)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(10)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibits included herewith

Exhibit Number	Description

4.2	Registration Rights Agreement
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to TOP Ships Inc. (the “Company”) as to the validity of the common stock
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of independent registered public accounting firm (Deloitte, Hadjipavlou, Sofianos & Cambanis, S.A.)
23.3	Consent of independent registered public accounting firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)
24	Power of Attorney (contained in signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on July 3, 2008.

TOP SHIPS INC.

By:	/s/ EVANGELOS J. PISTIOLIS
Name:	EVANGELOS J. PISTIOLIS
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Evangelos J. Pistiolis, Stamatios N. Tsantanis, Gary J. Wolfe and Anthony Tu-Sekine his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on July 3, 2008 in the capacities indicated.

Signature	Title	Date

/s/ EVANGELOS J. PISTIOLIS Evangelos J. Pistiolis	Director, President and Chief Executive Officer (Principal Executive Officer)	July 3, 2008

/s/ THOMAS F. JACKSON Thomas F. Jackson	Director and Chairman of the Board	July 3, 2008

/s/ STAMATIOS N. TSANTANIS Stamatios N. Tsantanis	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 3, 2008

/s/ VANGELIS G. IKONOMOU Vangelis G. Ikonomou	Director and Executive Vice President	July 3, 2008

/s/ MICHAEL G. DOCHERTY Michael G. Docherty	Director	July 3, 2008

/s/ CHRISTOPHER J. THOMAS Christopher J. Thomas	Director	July 3, 2008

/s/ ROY GIBBS Roy Gibbs	Director	July 3, 2008

/s/ EIRINI ALEXANDROPOULOU Eirini Alexandropoulou	Corporate Secretary	July 3, 2008

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this Registration Statement in Delaware on July 3, 2008.

/s/ GREGORY F. LAVELLE Gregory F. Lavelle

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